Exhibit 99.1

CompX International Inc.

Index to Pro Forma Condensed Consolidated Financial Statements

Page

Pro Forma Condensed Consoldiated Balance Sheet -
September 30, 2012	F-2

Notes to Pro Forma Condensed Consolidated Balance Sheet	F-3

Pro Forma Condensed Consolidated Statement of Income -
Nine months ended September 30, 2012	F-4

Pro Forma Condensed Consolidated Statement of Income -
Year ended December 31, 2011	F-5

Notes to Pro Forma Condensed Consolidated Statements of Income	F-6

These pro forma condensed consolidated financial statements should be read in conjunction with the historical  consoldiated financial statements of CompX International Inc.  The pro forma condensed consolidated financial statements are not necessarily indicative of CompX's consolidated financial position or results of continuing operations as they maybe in the future.

CompX International Inc.
Pro Forma Condensed Consolidated Balance Sheet
September 30, 2012
(Unaudited)

(In millions)

		Pro-forma	Pro-forma
	CompX	adjustments	adjustments
	Historical	I	II	Pro-forma
Assets

Current assets:
Cash and cash equivalents	$7.0	$53.5	$-	$60.5
Accounts receivable, net	17.2	(7.6)	-	9.6
Inventories, net	19.3	(7.8)	-	11.5
Deferred income taxes and other	5.0	(1.7)	-	3.3
Total current assets	48.5	36.4	-	84.9

Other assets:
Intangibles	36.1	(10.1)	-	26.0
Net property and equipment	51.4	(14.4)	(3.6)	33.4
Assets held for sale	6.2	-	3.6	9.8
Other assets	0.2	(0.1)	-	0.1
Total other assets	93.9	(24.6)	-	69.3

Total assets	$142.4	$11.8	$-	$154.2

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$1.0	$-	$-	$1.0
Accounts payable and accrued liabilities	15.1	(5.9)	-	9.2
Income taxes	1.0	11.3	-	12.3
Total current liabilities	17.1	5.4	-	22.5

Noncurrent liabilities:
Long-term debt	21.5	(2.0)	-	19.5
Deferred income taxes	16.5	(10.0)	-	6.5
Total noncurrent liabilities	38.0	(12.0)	-	26.0

Stockholders’ equity
Common stock and paid-in capital	55.3	-	-	55.3
Retained earnings	19.5	30.9	-	50.4
Accumulated other comprehensive
income - currency translation	12.5	(12.5)	-	-
Total stockholders' equity	87.3	18.4	-	105.7

Total liabilities and stockholders’ equity	$142.4	$11.8	$-	$154.2

See acompanying notes to pro forma condensed consolidated balance sheet.

CompX International Inc.

Notes To Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

Note 1 - Basis of presentation:

The Pro Forma Condensed Consolidated Balance Sheet assumes the following transaction, more fully described in Item 2.01 of this Current Report on Form 8-K dated December 28, 2012, occured on September 30, 2012:

I - CompX sells substantially all of the assets of its Furniture Components operations.

II - Land located in Taiwan with a net book value of $3.6 million, not included in the net assets sold, has been now classified as an asset held for sale.

Note 2 - Pro forma adjustments:

I - Reflect the sale of substantially all of its Furniture Components operations:
Amount
(In millions)

Cash consideration, net of estimated fees and expenses	$58.0

Carrying value of assets sold and liabilities assumed:
Cash and cash equivalents	4.5
Accounts receivable, net	7.6
Inventories, net	7.8
Deferred income taxes and other current assets	1.7
Intangibles	10.1
Net property and equipment	14.4
Other noncurrent assets	0.1
Accounts payable and accrued liabilities	(5.9)
Long-term debt	(2.0)
Income taxes payable	(0.3)
Noncurrent deferred income taxes	(0.6)
Accumulated other comprehensive income	(12.5)
24.9
Pre-tax gain	33.1

Income tax expense:
Current income taxes	11.6
Deferred income taxes	(9.4)
2.2

Net-of-tax gain	$30.9

The effective income tax rate relating to the net pre-tax gain on disposal differs from the 35% federal statutory rate due principally to the impact of approximately $9.1 million of foreign tax credits estimated to be utilized, the benefit of which has previously not been recognized.

The Company's actual net-of-tax gain on the sale of the Furniture Components operations net assets will differ from the amount shown because of, among other things, the differences in the net carrying value of the net assets sold as shown above as compared to the date of sale.

II - Reflect the $3.6 million reclass of land not included in the net assets sold as asset held for sale.

CompX International Inc.
Pro Forma Condensed Consolidated Statement of Income
Nine months ended September 30, 2012
(Unaudited)

(In millions, except per share data)

	CompX	Pro-forma
	Historical	adjustments	Pro-forma

Net sales	$110.2	$(46.4)	$63.8
Cost of goods sold	80.5	(35.5)	45.0
Gross profit	29.7	(10.9)	18.8
Selling, general and administrative expense	18.9	(5.9)	13.0
Other operating income (expense):
Reversal of accrued contingent consideration	0.8	(0.8)	-
Asset held for sale write-down	(0.4)	-	(0.4)
Operating income	11.2	(5.8)	5.4
Other non-operating expenses, net	(0.5)	0.1	(0.4)
Income before income taxes	10.7	(5.7)	5.0
Provision for income taxes	4.5	(2.5)	2.0
Income from continuing operations	$6.2	$(3.2)	$3.0

Income from continuing operations per share	$0.50		$0.24

Weighted average common shares outstanding	12.4		12.4

See accompanying notes to pro forma condensed consolidated statement of income.

CompX International Inc.
Pro Forma Condensed Consolidated Statement of Income
Year ended December 31, 2011
(Unaudited)

(In millions, except per share data)

	CompX	Pro-forma
	Historical	adjustments	Pro-forma

Net sales	$138.8	$(59.0)	$79.8
Cost of goods sold	103.6	(47.9)	55.7
Gross profit	35.2	(11.1)	24.1
Selling, general and administrative expense	23.9	(7.3)	16.6
Other operating income (expense):
Litigation settlement gain, net	7.3	(7.3)	-
Assets held for sale write-downs	(1.1)	-	(1.1)
Facility consolidation costs	(2.0)	2.0	-
Operating income	15.5	(9.1)	6.4
Other non-operating expenses, net	(0.4)	-	(0.4)
Income before income taxes	15.1	(9.1)	6.0
Provision for income taxes	7.4	(5.0)	2.4
Income from continuing operations	$7.7	$(4.1)	$3.6

Income from continuing operations per share	$0.62		$0.29

Weighted average common shares outstanding	12.4		12.4

See accompanying notes to pro forma condensed consolidated statement of income.

CompX International Inc.

Notes To Pro Forma Condensed Consolidated Statements of Income

(Unaudited)

Note 1 - Basis of presentation:

          The Pro Forma Condensed Consolidated Statements of Income assume the sale of substantially all of the net assets of the Furniture Components operations, more fully described in Item 2.01 of this Current Report on Form 8-K dated December 28, 2012, occured as of the beginning of 2011.

Note 2 - Pro forma adjustments :

          Eliminate Furniture Components historical operations included in CompX's consolidated statement of income.  In future filings, CompX will report such Furniture Components results of operations as discontinued operations.